As filed with the Securities and Exchange Commission on August 11, 2017

Registration No. 333-214280

333-207807

333-186955

333-186954

333-177979

333-177978

333-177976

333-160236

333-151260

333-128418

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-214280

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207807

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186955

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186954

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177979

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177978

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177976

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160236

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151260

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128418

UNDER

THE SECURITIES ACT OF 1933

NeuStar, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-2141938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21575 Ridgetop Circle

Sterling, Virginia 20166

(Address of principal executive offices, including zip code)

Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan

Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan

Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan

NeuStar, Inc. Employee Stock Purchase Plan

TARGUS Information Corporation Amended and Restated 2004 Stock Incentive Plan

NeuStar, Inc. 2009 Stock Incentive Plan

AMACAI Information Corporation 2004 Stock Incentive Plan

NeuStar, Inc. 2009 Stock Incentive Plan

NeuStar, Inc. Deferred Compensation Plan

NeuStar, Inc. 1999 Equity Incentive Plan

NeuStar, Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Kevin A. Hughes

Acting General Counsel

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, Virginia 20166

(571) 434-5400

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen Oetgen

Golden Gate Capital

One Embarcadero Center, 39th Floor

San Francisco, California 94111

(415) 983-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of NeuStar, Inc. (the “Company” or the “Registrant”):

•	Registration Statement on Form S-8 (No. 333-214280), filed with the Securities and Exchange Commission (the “SEC”) on October 27, 2016, registering 3,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), pursuant to the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-207807), filed with the SEC on November 4, 2015, registering 3,000,000 shares of Class A Common Stock pursuant to the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-186955), filed with the SEC on February 28, 2013, registering 3,000,000 shares of Class A Common Stock pursuant to the Amended and Restated NeuStar, Inc. 2009 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-186954), filed with the SEC on February 28, 2013, registering 600,000 shares of Class A Common Stock pursuant to the NeuStar, Inc. Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-177979), filed with the SEC on November 14, 2011, registering 355,825 shares of Class A Common Stock pursuant to the TARGUS Information Corporation Amended and Restated 2004 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-177978), filed with the SEC on November 14, 2011, registering 961,646 shares of Class A Common Stock pursuant to the NeuStar, Inc. 2009 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-177976), filed with the SEC on November 14, 2011, registering 20,854 shares of Class A Common Stock pursuant to the AMACAI Information Corporation 2004 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-160236), filed with the SEC on June 25, 2009, registering 19,328,768 shares of Class A Common Stock pursuant to the NeuStar, Inc. 2009 Stock Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-151260), filed with the SEC on May 29, 2008, registering $10,000,000 of the Registrant’s deferred compensation obligations pursuant to the NeuStar, Inc. Deferred Compensation Plan.

•	Registration Statement on Form S-8 (No. 333-128418), filed with the SEC on September 19, 2005, registering a total of 20,579,473 shares of Class A Common Stock pursuant to the NeuStar, Inc. 1999 Equity Incentive Plan and the NeuStar, Inc. 2005 Stock Incentive Plan.

On December 14, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aerial Topco, L.P., a Delaware limited partnership (“Parent”), and Aerial Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 8, 2017, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Commonwealth of Virginia, on August 11, 2017.

NEUSTAR, INC.

By:	/s/ Paul S. Lalljie
Paul S. Lalljie
Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.